Exhibit 99.10

CONSENT

We hereby consent to (i) the use in the Registration Statement on Form F-4 of our report dated 2 February, 2006 relating to the Gas Natural share capital increase, and (ii) the references to us and to such report in such Registration Statement on Form F-4 in the form and in the context set forth therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

The consent that we give above refers to our report dated 2 February, 2006, originally issued in Spanish and free translation of such report in each case, in accordance with Spanish company law, reflecting the work performed in accordance with Spanish technical requirements for professionals issuing reports under article 159 of the Spanish Public Companies Act (RD 1564/1989, of December 22, Ley de Sociedades Anónimas, “Spanish Public Companies Act”). Accordingly, any interpretation or use made of the aforementioned report dated 2 February, 2006 must take into account both the applicable legislation and the technical standards under which it was prepared. It should not be assumed that the legislation and technical standards applicable in the Kingdom of Spain are the same as for other jurisdictions.

AUDIHISPANA

/s/ Carlos Villabona
Carlos Villabona Partner

Barcelona, 6 March, 2006